SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    Form 15


         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
                   Suspension of Duty to File Reports Under
                    Section 13 and 15(d) of the Securities
                             Exchange Act of 1934


                                              Commission File Number 333-69218


                 Wells Fargo Student Loans Receivables I, LLC
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            (Exact name of Registrant as specified in its charter)


                               Sixth & Marquette
                             Minneapolis, MN 55479
                                (612) 667-1234
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              (Address, including zip code, and telephone number,
                including area code, of Registrant's principal
                              executive offices)


                     Wells Fargo Student Loan Trust 2001-1
                  Floating Rate Asset-Backed Notes-Class A-1
                  Floating Rate Asset-Backed Notes-Class A-2
                   Floating Rate Asset-Backed Notes-Class B
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           (Title of each class of securities covered by this Form)


                                     None
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             (Titles of all other classes of securities for which
                 a duty to file reports under Section 13(a) or
                                15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


           Rule 12-g-4 (a) (1) (i)   [ ]     Rule 12h-3 (b) (1) (ii)   [ ]

           Rule 12-g-4 (a) (1) (ii)  [ ]     Rule 12h-3 (b) (2) (i)    [ ]

           Rule 12g-4 (a) (2) (i)    [ ]     Rule 12h-3 (b) (2) (ii)   [ ]

           Rule 12g-4 (a) (2) (ii)   [ ]     Rule 15d-6                [x]

           Rule 12h-3 (b) (1) (i)    [x]

     Approximate number of holders of record as of the certification or notice date: 39
     ----


     Pursuant to the requirements of the Securities Exchange Act of 1934, Wells Fargo Student Loans Receivables I, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: February 11, 2002                      BY:  /s/ Jon A. Veenis
                                                 -----------------------------
                                                     Jon A. Veenis



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